Exhibit 5.26

CONSENT OF BELZILE SOLUTIONS INC.

The undersigned hereby consents to reference to Belzile Solutions Inc included or incorporated by reference in the Registration Statement on Form F-10 (the “Registration Statement”), being filed by IAMGOLD Corporation with the United States Securities and Exchange Commission, in connection with (1) the technical report entitled “NI 43-101 Technical Report for Niobec Mine, Québec, Canada” dated February 18, 2009 (the “Niobec Report”); and (2) the annual information form of the Corporation dated March 28, 2011, which includes reference to our name in connection with information relating to the Niobec Report and the properties described therein.

Date: June 30, 2011

BELZILE SOLUTIONS INC.

/s/ Elzéar Belzile
By: Elzéar Belzile, Eng. Title: Independent Mining Consultant